Exhibit 99.1

Queen’s Gambit Growth Capital Announces the Separate Trading of its Class A Ordinary Shares and Redeemable Warrants, Commencing March 15, 2021

NEW YORK, March 12, 2021 – Queen’s Gambit Growth Capital (the “Company”) announced today that commencing March 15, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and redeemable warrants included in the units. Each unit consists of one Class A ordinary share, par value $0.0001 per share, and one-third of one redeemable warrant. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and redeemable warrants that are separated will trade on the Nasdaq Capital Market (the “NASDAQ”) under the symbols “GMBT” and “GMBTW,” respectively. Those units not separated will continue to trade on the NASDAQ under the symbol “GMBTU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into Class A ordinary shares and redeemable warrants.

The units were initially offered by the Company in an underwritten offering. Barclays acted as the sole book-running manager and representative for the underwriters for the offering. R. Seelaus & Co., LLC and Siebert Williams Shank & Co., LLC acted as joint co-managers for the offering.

Registration statements relating to the units and the underlying securities became effective on January 19, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation,  or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.  Alternatively, a copy of the final prospectus relating to the offering may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847.

ABOUT QUEEN’S GAMBIT GROWTH CAPITAL

Queen's Gambit Growth Capital is a female-led special purpose acquisition company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The Company, led by Founder & Chief Executive Officer, Victoria Grace, intends to focus its search on identifying a target that is shaping the future of its sector by providing disruptive solutions that promote sustainable development, economic growth and prosperity.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statements and prospectus for the Company's initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Daniel Yunger / Lindsay Gross

Kekst CNC

daniel.yunger@kekstcnc.com / lindsay.gross@kekstcnc.com